EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.'s 333-1314, 333-15959) and Forms S-8 (Registration No.'s 333-1136, 333-1138) of Sandston Corporation of our report dated March 28, 2014 on the financial statements of Sandston Corporation as of and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Sandston Corporation for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC

Clinton Township, Michigan

March 28, 2014